PROSPECTUS SUPPLEMENT                        Filed Pursuant to Rule 424(b)(3) of
                                             the Rules and Regulations Under the
                                             Securities Act of 1933

(To Prospectus dated June 7, 1999,
and to the Prospectus Supplements dated
July 22, 1999, August 11, 1999,
September 3, 1999, October 5, 1999,
and November 12, 1999)                      Registration Statement No. 333-63563



                               INSILCO HOLDING CO.

                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK
                           PAY-IN-KIND PREFERRED STOCK


                        ---------------------------------


RECENT DEVELOPMENTS
-------------------

         Attached hereto and incorporated by reference herein is the Form 8-K of Insilco Holding Co., dated December 20, 1999, filed with the Securities and Exchange Commission on December 23, 1999.


                        ---------------------------------


         This Prospectus Supplement, together with the Prospectus, is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sale of the above-referenced securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions.



December 28, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                        DATE OF REPORT: DECEMBER 20, 1999



                               INSILCO HOLDING CO.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




          Delaware                      0-24813                 06-1158291
          --------                      -------                 ----------
(STATE OR OTHER JURISDICTION OF   (COMMISSION FILE NO.)       (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)



                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468

               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT=S
                          PRINCIPAL EXECUTIVE OFFICES)

ITEM 5.  OTHER EVENTS.

The Company's press release issued December 20, 1999 is attached as an exhibit and is incorporated herein by reference.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)   Exhibits.

           EXHIBIT NO.                    DESCRIPTION
           -----------                    -----------

              99 (a)         Press release of the Company issued
                             December 20, 1999.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                INSILCO HOLDING CO.
                                          --------------------------------------
                                          Registrant



Date:    December 20, 1999           By:  /s/   MICHAEL R. ELIA
                                          --------------------------------------
                                          Michael R. Elia
                                          Senior Vice President, Chief Financial
                                          Officer, Treasurer and Secretary

                                  EXHIBIT INDEX



           EXHIBIT NO.                    DESCRIPTION
           -----------                    -----------

              99 (a)         Press release of the Company issued
                             December 20, 1999.

                                                                   Exhibit 99(a)

Excellence in Electronics, Telecommunications, Automotive, Publishing
--------------------------------------------------------------------------------

                                  NEWS RELEASE

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

              INVESTORS:  MICHAEL R. ELIA            MEDIA: MELODYE DEMASTUS
                          SR. VICE PRESIDENT & CFO          MELROSE CONSULTING
                          (614) 791-3117                    (614) 771-0860



              INSILCO HOLDING CO. TO SELL SPECIALTY PUBLISHING UNIT

         COLUMBUS, OHIO, DECEMBER 20, 1999 - INSILCO HOLDING CO. (OTC BULLETIN
BOARD: INSL) announced today that it signed a definitive agreement for the sale of Taylor Publishing, its specialty publishing business unit, to a newly formed company owned by Castle Harlan Partners III, L.P. for proceeds of $93.48 million subject to adjustments for working capital and other transaction-related costs.

         The sale, which is expected to be completed the first quarter of 2000, is subject to certain customary conditions including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act.

         David A. Kauer, Insilco President and CEO, said, "While Taylor is a fine business unit with solid prospects, the company does not fit with our long-term strategy to pursue growth in our heat exchanger and technologies businesses. As we have previously disclosed, we continue to look for opportunities to reduce our debt and refine our focus on our core business groups. Taylor Publishing has been a part of the Insilco family since the late 1960s and we appreciate the many years of hard-work and dedication provided by the associates at Taylor and wish them the best for the future."

         Taylor Publishing, headquartered in Dallas Texas, has been a leader in the production of school yearbooks and other commemorative books for more than 60 years. For the year ended December 31, 1998, Taylor had sales of $101 million and employed more than 1,300 associates.

         The statements made in this press release that are not historical facts are forward looking statements, including statements with respect to the company's ability to close the sale transaction by first quarter 2000 and the Company's ability reduce its debt load and invest in its core businesses, and as such, are subject to certain risks and uncertainties. It is important to note that results could differ materially from those projected in such forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: the inability to obtain regulatory approval for the sale, changes in terms as a result of the buyer's completion of due diligence, changes in demand for the Company's products, changes in market trends, general competitive pressures from existing and new competitors, adverse changes in operating performance, and adverse economic conditions. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 1998 and reports on 10-Q for the quarters ended March 31, June 30 and September 30, 1999. Copies of these filings may be obtained by contacting the Company or the SEC.

         Insilco Holding Co., based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. It had revenues in 1998 of $535.6 million.

Investor Relations Contact: Michael Elia (614) 792-0468 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.investor-access.com/insilco.html.
                      -------------------------------------------


                                      # # #